Exhibit 10.2

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (such agreement, as amended, supplemented, restated or replaced from time to time, the “Guaranty”), dated as of May 25, 2022 made by GRANITE POINT MORTGAGE TRUST, INC., a Maryland corporation (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Guarantor previously entered into the Guaranty Agreement dated as of June 28, 2017 (such agreement, as amended, reaffirmed, supplemented, restated or replaced prior to the effective date hereof, the “Existing Agreement”) in favor of the Purchaser.

WHEREAS, Purchaser and GP Commercial CB LLC, a Delaware limited liability company (the “Seller”) and GP Commercial CB SL Sub LLC, a Delaware limited liability company (“Swingline Subsidiary”), are parties to that certain Amended and Restated Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Swingline Subsidiary and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller and Swingline Subsidiary of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transaction thereunder that Guarantor execute and deliver this Guaranty for the benefit of Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I.

Defined Terms

(a)               Unless otherwise defined herein, capitalized terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

“Cash and Cash Equivalents”: Any of the following: (a) cash, (b) fully federally insured demand deposits, and (c) securities with maturities of thirty (30) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

“CECL Reserves”: With respect to any Person and as of a particular date, all amounts determined in accordance with GAAP under ASU 2016-13 and recorded on the balance sheet of such Person and its consolidated Subsidiaries as of such date.

“Closing Date”: May 25, 2022.

“CMBS”: Mortgage pass-through certificates or other securities issued pursuant to a securitization of commercial real estate loans.

“Highly Rated CMBS”: CMBS rated at least “AA” (or any comparable rating) by any Rating Agency.

“Interest Expense”: With respect to any Person in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense, whether paid or accrued, without deduction of consolidated interest income, including, without limitation or duplication, or, to the extent not so included, with the addition of: (i) interest expense associated with any interest rate hedging activity and (ii) the amortization of debt discounts by such Person, in all cases as reflected in the applicable consolidated financial statements and all as determined in accordance with GAAP.

“Rating Agency”: Any of Standard & Poor’s Ratings Services, Moody’s Investor’s Service, Inc. Morningstar, Inc. or Fitch Ratings, Inc., or any successors thereto.

“Recourse Indebtedness”: With respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary recourse carve-outs.

“Target Investments”: Any of the following: (i) whole mortgage loans, (ii) senior pari passu “A notes” or participations in whole mortgage loans, (iii) mezzanine loans, (iv) preferred equity investments, (v) subordinated mortgage interests (including “B notes” and junior participations in whole mortgage loans, and (vi) real estate securities (including commercial mortgage backed securities and collateralized loan obligations); provided that the foregoing shall exclude Highly Rated CMBS.

“Tangible Net Worth”: With respect to any Person on any date of determination, (A) the sum of all amounts that would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person and its consolidated Subsidiaries at such date, minus (B) the sum of (i) amounts owing to such Person or any such consolidated Subsidiary from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person and its consolidated Subsidiaries, if any, and (iii) prepaid Taxes and/or expenses, all on or as of such date and all without duplication as determined in accordance with GAAP.

“Total Assets”: With respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid Taxes and expenses, all on or as of such date.

“Unrestricted Cash”: With respect to any Person and any date, the amount of unrestricted and unencumbered Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries.

(b)               The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.

NATURE AND SCOPE OF GUARANTY

(a)               Guaranty of Obligations. The Guarantor’s guaranteed obligations (the “Guaranteed Obligations”) are as follows:

(i)                 Guarantor hereby irrevocably and unconditionally guarantees and promises to Purchaser and its successors and assigns, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) subject to clause (iii) below, all payment obligations owing by Seller and Swingline Subsidiary to Purchaser under or in connection with the Repurchase Agreement and any other Transaction Documents (the “Limited Recourse Obligations”); (b) all reasonable out of pocket court costs, enforcement costs and legal and other expenses (including reasonable attorneys’ fees and expenses) (collectively, “Costs”) that are incurred by Purchaser in the enforcement of any obligation of a Guarantor under this Guaranty; and (c) all actual losses, damages and Costs that are incurred by Purchaser as a direct or indirect consequence of any of the following events:

(1)               any fraud, intentional material misrepresentation, gross negligence, illegal acts or willful misconduct by Seller, Swingline Subsidiary or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, the Transaction Documents or any Purchased Asset or Contributed Swingline Loan;

(2)               any Obligor’s or any of its Affiliates’ misapplication or misappropriation of any Income or other amounts received from any Purchased Asset or Contributed Swingline Loan;

(3)               any Obligor or any of its Affiliates seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Purchaser, a defense against the existence of any Event of Default or any remedies pursued by Purchaser due to such Event of Default which is found by a court of competent jurisdiction in a final, non-appealable ruling to be frivolous or brought in bad faith;

(4)               any Obligor or any of its Affiliates voluntarily grants, creates, or consents in writing to the grant or creation of, any Lien, encumbrance or security interest in or on any Purchased Asset, Contributed Swingline Loan or any Collateral, other than, in each case, liens that are permitted by the Transaction Documents;

(5)               any material breach of any representations and warranties or covenants contained in any Transaction Document by any Obligor relating solely to (A) environmental laws, (B) any indemnity for costs incurred in connection with the violation of any environmental law, (C) the correction of any environmental condition or (D) the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law, in each case to the extent affecting Seller’s, and Swingline Subsidiary’s or any of their Affiliates’ properties or any of the Purchased Assets or Contributed Swingline Loan; and

(6)               any material breach of the separateness covenants contained in the Repurchase Agreement.

(ii)              Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Article II(a)(iii) hereof with respect to the Limited Recourse Obligations shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Purchaser and its successors and assigns, in lawful money of the United States, in immediately available funds, the entire Repurchase Price immediately upon the occurrence of:

(1)               with respect to any Obligor: (A) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Purchaser); (B) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, that arose from any collusive action or assistance of any such Person or its Affiliates or their agents (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Person of a general assignment for the benefit of creditors;

(2)               any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A)  recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Purchaser, rather than a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended; or

(3)               any material breach of the separateness covenants contained in the Repurchase Agreement that results in the substantive consolidation of Seller or Swingline Subsidiary with any other Person under any federal or state bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.

(iii)            Notwithstanding anything herein to the contrary, solely with respect to the Guaranteed Obligations set forth in clause (i)(a) of this Article II(a), the maximum aggregate liability of the Guarantor hereunder and under the Transaction Documents with respect to any Purchased Assets (but not, any Contributed Swingline Loan) shall in no event exceed an amount equal to twenty-five percent (25%) of the then aggregate Repurchase Price of all Purchased Assets. The Guaranteed Obligations set forth in clause (i)(a) of this Article II(a) with respect to any Contributed Swingline Loan will be equal to 100% of the Repayment Amount of all Contributed Swingline Loans.

(b)               Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Purchaser and any successor, or permitted assignee (each, an “Assignee”) of Purchaser’s rights and obligations under the Repurchase Agreement, in proportion to the percentage interest therein owned by such Assignee, and shall not be discharged by the assignment or negotiation of all or part thereof.

(c)               Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, other than any notice to the Seller or Swingline Subsidiary expressly required by the Repurchase Agreement or any other Transaction Document. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller or Swingline Subsidiary, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

(d)               No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or Swingline Subsidiary or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or Swingline Subsidiary or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(e)               Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to Seller or Swingline Subsidiary or any purchases of the Purchased Assets made by Purchaser from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller, Swingline Subsidiary and Purchaser of any other agreement or of Seller’s or Swingline Subsidiary’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Repurchase Obligations, (v) the occurrence of any breach by Seller or Swingline Subsidiary or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) except to the extent required under the Transaction Documents, sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller or Swingline Subsidiary, (ix) any other action at any time taken or omitted by Purchaser and (x) except to the extent required under the Transaction Documents, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

(f)                Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within two (2) Business Days after demand by Purchaser, pay Purchaser all costs and expenses (including, without limitation, court costs and the reasonable fees and expenses of counsel) actually incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article II(f) shall survive the payment and performance of the Guaranteed Obligations.

(g)               Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller, Swingline Subsidiary and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s, Swingline Subsidiary’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

(h)               Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller, Swingline Subsidiary or any other party liable to Seller, Swingline Subsidiary or Purchaser for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Repurchase Obligations and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller or Swingline Subsidiary arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Repurchase Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.

(i)                 Taxes. In addition to and notwithstanding anything herein to the contrary, each Guarantor, to the extent not paid by Seller or Swingline Subsidiary, shall pay additional amounts to, and indemnify Purchaser with respect to, Covered Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Guaranty to the same extent as the Seller or Swingline Subsidiary would have paid such additional amounts and indemnified Purchaser with respect to such Taxes under Article 5(k) of the Repurchase Agreement as if such Guarantor were the Seller or Swingline Subsidiary under the Repurchase Agreement. Each provision of Article 5(k) of the Repurchase Agreement is incorporated by reference herein as applicable.

(j)                 Seller. The term “Seller” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

(k)               Swingline Subsidiary. The term “Swingline Subsidiary” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Swingline Subsidiary or any interest in Swingline Subsidiary.

ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a)               Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller, Swingline Subsidiary and Purchaser, or any other parties, pertaining to the Repurchase Obligations.

(b)               Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to Seller and/or Swingline Subsidiary.

(c)               Condition of Seller, Swingline Subsidiary or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Swingline Subsidiary, or Guarantor or any other party at any time liable for the payment of all or part of the Repurchase Obligations or the Guaranteed Obligations or any dissolution of Seller, Swingline Subsidiary or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller, Swingline Subsidiary or Guarantor, or any changes in the shareholders, partners or members of Seller, Swingline Subsidiary or Guarantor; or any reorganization of Seller, Swingline Subsidiary or Guarantor.

(d)               Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra  vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Repurchase Obligations and Guaranteed Obligations acted in excess of their authority, (iii) the Seller or Swingline Subsidiary, as applicable, has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller or Swingline Subsidiary, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Repurchase Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller, Swingline Subsidiary or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason.

(e)               Release of Obligors. Any full or partial release of the liability of Seller or Swingline Subsidiary on the Repurchase Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Repurchase Obligations or Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the Repurchase Obligations or Guaranteed Obligations.

(f)                Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Repurchase Obligations or Guaranteed Obligations.

(g)               Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Repurchase Obligations or Guaranteed Obligations.

(h)               Care and Diligence. Except to the extent the same shall result from the bad faith, gross negligence, willful misconduct, illegal acts or fraud of Purchaser or its Affiliates, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Repurchase Obligations or Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Repurchase Obligations or Guaranteed Obligations.

(i)                 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Repurchase Obligations.

(j)                 Offset. The liabilities and obligations of the Guarantor to Purchaser or its Affiliates hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Repurchase Obligations or Guaranteed Obligations) of Seller or Swingline Subsidiary against Purchaser, or any other party, or against payment of Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Repurchase Obligations or Guaranteed Obligations (or the transactions creating the Repurchase Obligations or Guaranteed Obligations).

(k)               Merger. The reorganization, merger or consolidation of Seller or Swingline Subsidiary into or with any other corporation or entity.

(l)                 Preference. Any payment by Seller or Swingline Subsidiary to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to Seller, Swingline Subsidiary or someone else.

(m)             Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Purchaser, any other action taken or omitted to be taken with respect to the Transaction Documents, the Repurchase Obligations, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into the Transaction Documents, Guarantor represents and warrants to Purchaser as follows:

(a)               Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller and Swingline Subsidiary of the Transaction Documents, and the transactions contemplated therein.

(b)               Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and of Swingline Subsidiary and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Repurchase Obligations or Guaranteed Obligations; however, as between Purchaser and each Guarantor, such Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty and agrees to keep adequately informed of any facts, events or circumstances that might, in any way, affect such Guarantor’s risks hereunder.

(c)               No Representation by Purchaser. Neither Purchaser nor any other party on Purchaser’s behalf has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty.

(d)               Guarantor’s Financial Condition. As of the date hereof, Guarantor is, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

(e)               Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) is duly licensed, qualified, and in good standing in each jurisdiction where such licensing or qualification is necessary for the transaction of Guarantor’s business, except where failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect, (iii) has the power to own its properties and to transact the businesses in which it is now engaged.

(f)                Authority. Guarantor represents that (A) it is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and (B) each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.

(g)               Due Execution. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.

(h)               Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(i)                 Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty.

(j)                 Licenses and Permits. Guarantor possesses all rights, licenses, permits, and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.

(k)               Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Guarantor, (B) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, to the extent that such breach would be reasonably likely to have a Material Adverse Effect, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, to the extent that such breach would be reasonably likely to have Material Adverse Effect, or (D) any Requirement of Law applicable to Guarantor in any material respect.

(l)                 Litigation/Proceedings. As of the date hereof, and except as disclosed in writing to Purchaser prior to the Purchase Date, date of any Future Funding Advance Draw or the date of any Margin Excess Transaction under the Repurchase Agreement, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened in writing against Guarantor, or any of its assets that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby or (B) if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(m)             No Outstanding Judgments. As of the date hereof, and except as disclosed in writing to Purchaser prior to the Purchase Date, date of any Future Funding Advance Draw or the date of any Margin Excess Transaction under the Repurchase Agreement, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America.

(n)               Compliance with Law. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

All representations and warranties made by Guarantor herein shall be true and correct as of the Closing Date, each Purchase Date, the date of any Future Funding Advance Draw and the date of any Margin Excess Transaction.

ARTICLE V.

COVENANTS OF GUARANTOR

Each Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations (other than inchoate obligations) and termination of the Repurchase Agreement:

(a)               Guarantor Notices

(i)                 Default or Event of Default. Guarantor shall, as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event, notify Purchaser of the occurrence of any Default or Event of Default.

(ii)              Other Defaults. Guarantor shall promptly, and in any event within two (2) Business Days after it acquired Knowledge thereof, notify Purchaser of any default or event of default (or similar event) on the part of Guarantor under any Indebtedness or other material contractual obligations of Guarantor.

(iii)            Litigation and Judgments. Guarantor shall promptly (and in any event within two (2) Business Days after Knowledge thereof) notify Purchaser of (1) to the extent such event of default constitutes an Event of Default hereunder, any event of default (beyond applicable notice and grace periods) on the part of a Guarantor under any Indebtedness; and (2) the commencement or threat of, or judgment in, any action, suit, arbitration, investigation or other legal or arbitrable proceeding affecting Guarantor or any of its Subsidiaries which (A) relates to a Purchased Asset or Contributed Swingline Loans, (B) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (C) makes a claim against Guarantor in an aggregate amount greater than the Guarantor Threshold or

(iv) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(iv)             Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Purchaser not less than fifteen (15) Business Days prior written notice before the taking of such action.

(b)               Reporting. Guarantor shall deliver (or cause to be delivered) to Purchaser all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 11(b) of the Repurchase Agreement.

(c)               Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty.

(d)               Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents, (ii) in all material respects with any agreements by which it is bound or to which its assets are subject and (iii) any Requirement of Law applicable to it.

(e)               Books of Record and Accounts. Guarantor shall at all times keep proper books, records and accounts in which entries that are full, true and correct shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP, consistently applied.

(f)                Taxes and Other Charges. Guarantor shall timely file all income, franchise and other tax returns required to be filed by it and shall pay and discharge all taxes, levies, assessments and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(g)               Due Diligence. Guarantor shall permit Purchaser to conduct continuing due diligence in accordance with Article 26 of the Repurchase Agreement.

(h)               No Change of Control. Guarantor shall not, without the prior consent of Purchaser, permit or suffer a Change of Control to occur.

(i)                 Intentionally Omitted.

(j)                 Limitation on Distributions. After the occurrence and during the continuation of any Event of Default or the breach of any of the financial covenants set forth in Article V(l) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor. Notwithstanding the foregoing, Guarantor may make Distributions to its direct or indirect owners during any period as necessary for Guarantor to maintain its REIT status.

(k)               Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller and Swingline Subsidiary under the Bankruptcy Code.

(l)       Financial Covenants. Guarantor shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP, as adjusted pursuant to the last sentence of this Article V(l):

(i)                 Unrestricted Cash.  Guarantor shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit its Unrestricted Cash to be less than the greater of: (i) Thirty Million and No/100 Dollars ($30,000,000.00), and (ii) five percent (5.0%) of Guarantor’s Recourse Indebtedness.

(ii)              Minimum Tangible Net Worth.  Guarantor shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit its Tangible Net Worth to be less than the sum of (x) seventy-five percent (75%) of the Tangible Net Worth as of the Closing Date, plus (y) seventy-five percent (75%) of the aggregate net cash proceeds of any equity issuances made by Guarantor after the Closing Date (net of underwriting discounts and commissions and other out-of-pocket costs and expenses incurred by Guarantor and its Affiliates in connection with such equity issuance).

(iii)            Total Debt to Total Assets Ratio. Guarantor shall not, with respect to itself and its Subsidiaries, directly or indirectly, permit the ratio, expressed as a percentage, (i) the numerator of which shall equal the Indebtedness of Guarantor and its consolidated Subsidiaries associated with its Target Investments (net of restricted cash associated with any consolidated variable interest entities) and (ii) the denominator of which shall equal the Total Assets of Guarantor and its consolidated Subsidiaries associated with its Target Investments, to at any time be greater than seventy-seven and one half percent (77.5%); provided, that notwithstanding the foregoing, Guarantor and its consolidated Subsidiaries may from time to time acquire Highly Rated CMBS and enter into secured Indebtedness in connection therewith pursuant to which the ratio, expressed as a percentage, (i) the numerator of which equals the Indebtedness of Guarantor and its consolidated Subsidiaries associated with its Highly Rated CMBS (net of restricted cash associated with any consolidated variable interest entities) and (ii) the denominator of which equals the Total Assets of Guarantor and its consolidated Subsidiaries associated with its Highly Rated CMBS exceeds seventy-seven and one half percent (77.5%) but is not greater than ninety percent (90.00%), subject to the condition that at any such time, Guarantor shall not, with respect to itself and its Subsidiaries, directly or indirectly, permit the ratio, expressed as a percentage, (i) the numerator of which shall equal the Indebtedness of Guarantor and its consolidated Subsidiaries and (ii) the denominator of which shall equal the Total Assets of Guarantor and its consolidated Subsidiaries to be greater than eighty percent (80.00%).

(iv)             Minimum Interest Expense Coverage Ratio. Guarantor shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit the ratio of (i) all amounts set forth on an income statement of Guarantor and its consolidated Subsidiaries prepared in accordance with GAAP for interest income for the period of four (4) consecutive fiscal quarters ended on or most recently prior to such date of determination to (ii) the Interest Expense of Guarantor and its consolidated Subsidiaries for such period, to be less than 1.50 to 1.00.

Notwithstanding anything to the contrary herein, all calculations of the financial covenants in this Article V(l) shall be adjusted to remove the impact of (i) CECL Reserves and (ii) consolidating any variable interest entities under the requirements of Accounting Standards Codification ("ASC") Section 810 and/or transfers of financial assets accounted for as secured borrowings under ASC Section 860, as both of such ASC sections are amended, modified and/or supplemented from time to time.

(m)       Non-Assignability. Guarantor may not assign any of its rights or obligations under this Guaranty or any other Transaction Document without the prior written consent of Purchaser and any attempt by Guarantor to assign any of its rights or obligations under this Guaranty or the other Transaction Documents without the prior written consent of Purchaser shall be null and void.

ARTICLE VI.

SET-OFF

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Guarantor hereby grants to Purchaser a right, following the occurrence and during the continuance of an Event of Default, to set-off, without notice to Guarantor, any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Guarantor to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Purchaser or its Affiliates to Guarantor, (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Guarantor and the proceeds therefrom, now or hereafter held or received for the account of Guarantor (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).

Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Guarantor under the Transaction Documents or this Guaranty, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article VI shall be effective to create a charge or other security interest. This Article VI shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY GUARANTOR UNDER THIS GUARANTY, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

ARTICLE VII.

MISCELLANEOUS

(a)               Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b)                                       Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (iv) by telecopier (with answerback acknowledged), provided that such telecopier notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, or (v) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above; in the case of notice to the Purchaser, to the address specified in Exhibit I to the Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by Guarantor or Purchaser, as the case may be, in a written notice to the other in the manner provided for in this Article VII(b). A notice shall be deemed to have been given: (1) in the case of hand delivery, at the time of delivery, (2) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (3) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (4) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopier notice was also delivered as required in this Article VII or (5) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article VII. A party receiving a notice that does not comply with the technical requirements for notice under this Article VII may elect to waive any deficiencies and treat the notice as having been properly given.

Purchaser:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013

Attn:	Lindsay DeChiaro
Tel:	(212) 816-8889
Email:	lindsay.dechiaro@citi.com

with copies to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104

Attn:	Richard D. Jones
Tel:	(215) 994-3844
Fax:	(215) 655-2501
Email:	richard.jones@dechert.com

Guarantor:	Granite Point Mortgage Trust
3 Bryant Park
24th Floor
New York, NY 10036

Attn:	General Counsel
Tel:	(212) 364-5500
Fax:	(347) 246-4045
Email:	legal@gpmreit.com

with a copy to:	Reed Smith LLP
1001 Brickell Bay Drive
Miami, Florida 33131

Attn:	Jodi E. Schwimmer, Esq.
Tel:	(786) 747-0258
Email:	jschwimmer@reedsmith.com

(c)               GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(d)               SUBMISSION TO JURISDICTION; WAIVERS.

(i)                 Each of Guarantor and Purchaser irrevocably and unconditionally (A) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(ii)              To the extent that Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction.

(iii)            Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VII(d) shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the right of Purchaser to bring any action or proceeding against Guarantor or its property in the courts of other jurisdictions, and nothing in this Article VII(d) shall affect the right of Guarantor to serve legal process in any other manner permitted by law or affect the right of Guarantor to bring any action or proceeding against Purchaser or its property in the courts of other jurisdictions.

(iv)             EACH OF GUARANTOR AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)               Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(f)                Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.

(g)               Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several. Purchaser may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Repurchase Agreement.

(h)               Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(i)                 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(j)                 Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller or Swingline Subsidiary to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(k)               Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.

(l)                 Intent. Guarantor intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and (ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.

(m)             Facilities with Other Lenders. To the extent that Guarantor is obligated under any other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility involving the financing of commercial real estate loan assets which are similar to the Purchased Assets (whether now in effect or in effect at any time during the term of this Guaranty) or the Contributed Swingline Loans to comply with any financial covenant that is comparable to any of the financial covenants set forth in Article V(l) of this Guaranty, and such comparable financial covenant is more restrictive to Guarantor or otherwise more favorable to the related lender or buyer thereunder than any financial covenant set forth in Article V(l) of this Guaranty, or is in addition to any financial covenant set forth in Article V(l) of this Guaranty, then such comparable or additional financial covenant shall, with no further action required on the part of Guarantor or Purchaser, automatically become a part of in Article V(l) of Guaranty and be incorporated herein, and Guarantor hereby covenants to maintain compliance with such comparable or additional financial covenant at all times throughout the remaining term of this Guaranty. In connection herewith, Guarantor agrees to promptly notify Purchaser of the execution of any agreement or other document that would cause the provisions of this Article VII(m) to become effective. Guarantor further agrees to execute and deliver any new guaranties, agreements or amendments to this Guaranty necessary to evidence all such new or modified provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto and thereto.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

GUARANTOR:

GRANITE POINT MORTGAGE TRUST INC., a Maryland corporation

By:	/s/ MICHAEL KARBER
Name:	Michael J. Karber
Title:	General Counsel

[Signature Page to Amended and Restated Guaranty]

PURCHASER:

CITIBANK, N.A.

By:	/s/ LINDSAY DECHIARO

Name:	Lindsay DeChiaro
Title:	Authorized Signatory

[Signature Page to Amended and Restated Guaranty]